Exhibit 99.1

INTERNATIONAL PLACE

6400 POPLAR AVENUE

MEMPHIS, TN 38197

News Release

International Paper Reports Preliminary First Quarter 2007 Results

Up 250 Percent From First Quarter 2006

Preliminary Earnings from Continuing Operations Before Special Items

Reach Highest First-Quarter Levels Since 2000

•	Earnings per share from continuing operations and before special items were $0.45, versus $0.47 in the fourth quarter of 2006 and $0.12 in the 2006 first quarter.

•	First-quarter 2007 net earnings were $0.97 per share, compared with net earnings of $4.38 per share in the prior quarter and a net loss of $2.54 per share in the first quarter of 2006.

•	Net sales for the quarter were $5.2 billion, versus $5.3 billion in the fourth quarter of 2006 and $5.5 billion in the first quarter of 2006.

MEMPHIS, Tenn.—May 3, 2007—International Paper (NYSE: IP) today reported preliminary first-quarter 2007 net earnings of $434 million ($0.97 per share) compared with fourth-quarter net earnings of $1.98 billion ($4.38 per share) and a loss of $1.2 billion ($2.54 per share) in the first quarter of 2006. Amounts in all periods include special items, including the receipt of proceeds from the sale of the majority of the company’s U.S. forestlands in the fourth quarter of 2006.

Diluted Earnings Per Share Summary

	First Quarter 2007	Fourth Quarter 2006	First Quarter 2006
Net Earnings (Loss)	$0.97	$4.38	$(2.54)
Discontinued Operations:
(Gain) Loss on sale or impairment	0.06	0.18	0.14
(Earnings) Loss from Operations	(0.01)	(0.03)	(0.09)

	0.05	0.15	0.05

Earnings (Loss) from Continuing Operations	1.02	4.53	(2.49)
Net Special Items Expense (Income)	0.57	4.06	(2.61)

Earnings from Continuing Operations and Before Special Items	$0.45	$0.47	$0.12

Earnings from continuing operations and before special items in the first quarter of 2007 were $203 million ($0.45 per share), compared with $216 million ($0.47 per share) in the fourth quarter of 2006 and up from $58 million ($0.12 per share) in the first quarter a year ago.

Quarterly net sales were $5.2 billion, compared with $5.3 billion in the fourth quarter of 2006, and $5.5 billion in the first quarter of 2006, primarily reflecting lower forestland sales.

Industry segment operating profits continued to rise to $530 million for the 2007 first quarter versus $425 million in the 2006 fourth quarter and $411 million in the first quarter of 2006. The increase reflects continued strong average price realizations and strong manufacturing operations.

“We’ve hit the ground running in 2007 with our best first quarter since 2000 and operational margins up nearly 300 basis points versus the first quarter last year,” said Chairman and Chief Executive Officer John Faraci. “Our pricing momentum remains strong, with volumes flat overall as we took some downtime and shifted product among global markets to match our supply with our customers’ demand. Our manufacturing operations performed well and improvements in cost and mix more than offset some overall increases in input costs. We’ve also now bought more than $800 million in shares on the open market, which has brought our outstanding share count down.”

Commenting on the second quarter of 2007, Faraci said, “We expect somewhat higher earnings from continuing operations in the second quarter, with seasonally stronger volumes and improvements in average price realizations. We continue to improve the performance of our global manufacturing operations, and we’ll realize earnings from our first full quarter of operations from the Luiz Antonio mill in Brazil. We expect that input costs will remain high and also expect to have slightly higher maintenance outage expense in the second quarter.”

SEGMENT INFORMATION

First-quarter 2007 segment operating profits and business trends compared with the fourth quarter of 2007 are as follows:

Operating profits for Printing Papers were $231 million, up from fourth quarter 2006 operating profits of $191 million, excluding special items. The increase is attributable to improved results across our global paper businesses, including record first-quarter performance from European Papers and the addition of the Luiz Antonio mill in Brazil. Pulp earnings also grew in the first quarter, resulting from higher shipments, improved operations at the Riegelwood, N.C., mill, and higher prices.

Industrial Packaging operating profits were $103 million, compared with $130 million in the prior quarter. The decrease was principally due to a change in accounting treatment for planned mill maintenance outages in the first quarter. Box volumes were slow early in the quarter, with substantial pick-up in March. Strong manufacturing performance offset most of the impact from higher fiber costs through the quarter. The European container business had record first-quarter earnings thanks to better volumes, higher prices and strong manufacturing operations.

Consumer Packaging operating profits were $61 million in the first quarter, up from $27 million in the 2006 fourth quarter, due to higher earnings in U.S. and European coated paperboard and foodservice businesses, as well as contributions from the IP-Sun Paper joint venture in China. The foodservice business had its best quarter in eight years with strength in volumes, price and cost control. Higher earnings in the U.S. business reflect, in part, the change in accounting treatment for planned mill maintenance outages. Shorewood Packaging is seasonally slow in the first quarter, but posted better results due to the absence of a one-time non-cash charge that impacted fourth-quarter results.

The company’s distribution business, xpedx, reported record first-quarter operating profits of $29 million compared with operating profits in the prior quarter of $31 million. Sales revenues were slightly down versus the fourth quarter of 2006 because of seasonal slowdowns in volumes.

Forest Products operating profits declined to $100 million from fourth-quarter operating profits of $162 million. Second-quarter Forest Products operating profits could be slightly down from first quarter due to timing of some land sale transactions. The company’s objective in managing the sale of its remaining lands is to earn maximum value for shareowners.

Net corporate expense totaled $164 million for the quarter, essentially even with $166 million in the 2006 fourth quarter and well below $180 million for the 2006 first quarter. Compared with the fourth quarter, the benefit of lower pension expense was largely offset by higher benefits-related costs and the effect of a fourth-quarter favorable inventory-related adjustment. Lower pension expense net of inventory-related adjustments were the major factors in the decline versus the 2006 first quarter.

EFFECTIVE TAX RATE

The effective tax rate from continuing operations and before special items for the first quarter of 2007 was 32 percent, compared with a tax rate of 28 percent in the fourth quarter of 2006 and 26 percent in the first quarter of 2006. The increase reflects the higher percentage of total company earnings generated from U.S. operations.

DISCONTINUED OPERATIONS

Discontinued operations for the 2007 first quarter included a $21 million pre-tax gain ($9 million after taxes) relating to the sale of wood products operations, a pre-tax loss of $9 million ($35 million after taxes) for adjustments to the losses on sales of the beverage packaging and kraft papers businesses, a pre-tax credit of $10 million ($6 million after taxes) for additional duty refunds received related to our former Weldwood of Canada Limited business, and the operating results of the beverage packaging and wood products businesses during the quarter.

Amounts recorded in the 2006 fourth quarter included pre-tax charges of $102 million and $18 million ($69 million and $11 million after taxes) to adjust the carrying values of the wood products and beverage packaging businesses, a $38 million pre-tax credit ($23 million after taxes) for Canadian duty refunds received, a $3 million pre-tax charge ($2 million after taxes) to adjust prior discontinued operations estimates, and the quarterly operating results of the kraft papers, wood products and beverage packaging businesses.

Discontinued operations in the 2006 first quarter included a $100 million pre-tax charge ($61 million after taxes) to reduce the carrying value of the kraft papers business, and the operating results for the quarter of the kraft papers, Brazilian coated papers, wood products and beverage packaging businesses.

EFFECTS OF SPECIAL ITEMS

Special items in the first quarter of 2007 included an $18 million pre-tax charge ($11 million after taxes) for severance and other charges associated with the company’s Transformation Plan, a pre-tax gain of $205 million ($164 million after taxes) relating to the assets exchanged for the Luiz Antonio mill in Brazil, a pre-tax gain of $103 million ($96 million after taxes) from the sale of the Arizona Chemical business, and a $6 million pre-tax credit ($4 million after taxes) for adjustments relating to the coated papers business.

Special items in the 2006 fourth quarter included a pre-tax gain of $4.4 billion ($2.7 billion after taxes) from sales of U.S. forestlands included in the company’s transformation plan, a charge of $759 million (before and after taxes) for the impairment of goodwill in the company’s coated paperboard and Shorewood Packaging businesses, a $128 million pre-tax impairment charge ($84 million after taxes) to reduce the carrying value of the company’s Saillat, France, mill, a $111 million pre-tax charge ($69 million after taxes) for restructuring and other corporate charges, a $6 million pre-tax credit ($4 million after taxes) for interest received on Canadian duty refunds, a $21 million pre-tax charge (zero after taxes) relating to smaller asset sales, and a $5 million pre-tax credit ($3 million after taxes) for reductions of reserves no longer required.

Special items in the 2006 first quarter included a $1.3 billion pre-tax charge ($1.2 billion after taxes) to reduce the carrying value of the company’s coated papers business, an $18 million pre-tax charge ($11 million after taxes) for organizational restructuring charges related to the company’s transformation plan, an $8 million pre-tax charge ($5 million after taxes) for losses on early debt extinguishment, and an $18 million pre-tax charge ($11 million after taxes) for legal reserves.

EARNINGS WEBCAST

The company will hold a webcast to review earnings at 10 a.m. Eastern Standard Time / 9 a.m. Central Standard Time today. All interested parties are invited to listen to the webcast live via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Presentations page. A replay of the webcast will also be available on the Web site beginning at noon today. Parties who wish to participate in the webcast via teleconference may dial (706) 679-8242 or, within the U.S. only, (877) 316-2541 and ask to be connected to the International Paper 1Q 2007 Earnings Call. The conference ID number is 4023404. Participants should call in no later than 9:45 a.m. EST/8:45 CST. An audio-only replay will be available for four weeks following the call. To access the replay, dial (706) 645-9291 or, within the U.S. only, (800) 642-1687, and when prompted for the conference ID, enter “4023404.”

International Paper (NYSE:IP), founded in 1898, is a global uncoated paper and packaging company with primary markets and manufacturing operations in North America, Europe, Russia, Latin America, Asia and North Africa. Its uncoated papers and packaging businesses are complemented by xpedx, North America’s largest distributor of printing papers and graphics supplies and equipment. Headquartered in the United States, International Paper employs approximately 54,000 people in more than 20 countries, and serves customers worldwide. Annual sales are about $22 billion. International Paper partners with customers and environmental, academic, civic and governmental organizations, as well as landowners and harvesting professionals, to encourage responsible forest stewardship, improve the health and productivity of forestlands and increase recovery of our recyclable products. The company has a long-standing policy of using no wood from endangered forests. To learn more about International Paper, its products and commitment to economic, social and environmental sustainability, visit www.internationalpaper.com.

This release contains forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) industry conditions, including changes in the cost or availability of raw materials and energy, changes in transportation costs, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (ii) market and economic factors, including changes in international conditions, specifically in Brazil, Russia, Poland and China, changes in currency exchange rates, changes in credit ratings issued by nationally recognized statistical rating organizations, pension and healthcare costs and natural disasters, such as hurricanes; (iii) the Company’s ability to realize anticipated profit improvement from its transformation plan, and the ability to invest proceeds with attractive financial returns; and (iv) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and the uncertainty of the costs and other effects of pending litigation. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

###

Contacts:

Media: Amy Sawyer, 901-419-4312; Investors: Brian McDonald, 901-419-4957 and Ann-Marie Donaldson, 901-419-4967

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Earnings

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31,
	2007		2006		2006
Net Sales	$5,217		$5,526		$5,324

Costs and Expenses
Cost of products sold	3,851		4,168		3,903
Selling and administrative expenses	435		472		454
Depreciation, amortization and cost of timber harvested	262		314		275
Distribution expenses	256		285		247
Taxes other than payroll and income taxes	42		53		55
Restructuring and other charges	18	(a)	44	(d)	111	(g)
Insurance recoveries	—		(19)		—
Sale of forestlands	—		—		(4,422)	(h)
Impairment of goodwill	—		—		759	(i)
Net losses (gains) on sales and impairments of businesses	(314)	(b)	1,283	(e)	149	(j)
Reversal of reserves no longer required, net	—		—		(5)
Interest expense, net	61		149		80	(k)

Earnings (Loss) From Continuing Operations Before Income Taxes and					—
Minority Interest	606	(a,b)	(1,223)	(d,e)	3,718	(g-k)
Income tax provision (benefit)	143		(16)		1,668
Minority interest expense, net of taxes	6		5		3

Earnings (Loss) From Continuing Operations	457	(a,b)	(1,212)	(d,e)	2,047	(g-k)
Discontinued Operations, net of taxes and minority interest	(23)	(c)	(24)	(f)	(68)	(l)

Net Earnings (Loss)	$434	(a-c)	$(1,236)	(d-f)	$1,979	(g-l)

Basic Earnings Per Common Share
Earnings (loss) from continuing operations	$1.03	(a,b)	$(2.49)	(d,e)	$4.56	(g-k)
Discontinued operations	(0.05)	(c)	(0.05)	(f)	(0.15)	(l)

Net earnings (loss)	$0.98	(a-c)	$(2.54)	(d-f)	$4.41	(g-l)

Diluted Earnings Per Common Share
Earnings (loss) from continuing operations	$1.02	(a,b)	$(2.49)	(d,e)	$4.53	(g-k)
Discontinued operations	(0.05)	(c)	(0.05)	(f)	(0.15)	(l)

Net earnings (loss)	$0.97	(a-c)	$(2.54)	(d-f)	$4.38	(g-l)

Average Shares of Common Stock Outstanding - Diluted	448.4		486.3		451.2

Cash Dividends Per Common Share	$0.25		$0.25		$0.25

The accompanying notes are an integral part of these financial statements.

Certain 2006 amounts have been revised to reflect the retrospective application of a change in accounting for planned major maintenance activities.

(a)	Includes an $18 million pre-tax charge ($11 million after taxes) for severance and other charges associated with the Company’s Transformation Plan.

(b)	Includes a pre-tax gain of $103 million ($96 million after taxes) on the sale of the Arizona Chemical business, a pre-tax gain of $205 million ($164 million after taxes) related to the asset exchange for the Luiz Antonio mill in Brazil, and a $6 million pre-tax credit ($4 million after taxes) for adjustments to the loss on the sale of the coated and supercalendered papers business.

(c)	Includes a pre-tax gain of $21 million ($9 million after taxes) relating to the sale of the wood products business, a pre-tax loss of $15 million ($39 million after taxes) for adjustments to the loss on the sale of the beverage packaging business, a pre-tax gain of $6 million ($4 million after taxes) for adjustments to the loss on the sale of the kraft papers business, a $10 million pre-tax credit ($6 million after taxes) for additional refunds received from the Canadian government of duties paid by the Company’s Weldwood of Canada Limited business, and the operating results of the beverage packaging and wood products businesses.

(d)	Includes an $18 million pre-tax charge ($11 million after taxes) for organizational restructuring charges associated with the Company’s Transformation Plan, an $8 million pre-tax charge ($5 million after taxes) for losses on early debt extinguishment, and an $18 million pre-tax charge ($11 million after taxes) for legal reserves.

(e)	Includes a pre-tax charge of $1.3 billion ($1.2 billion after taxes) to reduce the carrying value of the net assets of the coated and supercalendered papers business to their estimated fair value.

(f)	Includes a pre-tax charge of $100 million ($61 million after taxes) to reduce the carrying value of the net assets of the kraft papers business to their estimated fair value, and the operating results of the kraft papers, Brazilian coated papers, wood products and beverage packaging businesses.

(g)	Includes a $34 million pre-tax charge ($21 million after taxes) for severance and other charges associated with the Company’s Transformation Plan, a pre-tax gain of $115 million ($70 million after taxes) for payments received relating to the Company’s participation in the U.S. Coalition for Fair Lumber Imports, a pre-tax charge of $157 million ($97 million after taxes) for losses on early debt extinguishment, a $40 million pre-tax charge ($25 million after taxes) for increases to legal reserves, and a $5 million pre-tax credit ($4 million after taxes) for other items.

(h)	Includes a pre-tax gain of $4.4 billion ($2.7 billion after taxes) from sales of U.S. forestlands included in the Company’s Transformation Plan.

(i)	Includes a $759 million charge (before and after taxes) for the impairment of goodwill in the Company’s coated paperboard and Shorewood businesses.

(j)	Includes a $128 million pre-tax charge ($84 million after taxes) to reduce the carrying value of the fixed assets of the Company’s Saillat mill in France to their estimated fair value, and a $21 million net pre-tax charge (zero after taxes) relating to smaller asset sales.
(k)	Includes a $6 million pre-tax credit ($4 million after taxes) for interest received from the Canadian government on refunds of prior-year softwood lumber duties.
(l)	Includes pre-tax charges of $102 million ($69 million after taxes) for the wood products business and $18 million ($11 million after taxes) for the beverage packaging business to adjust the carrying value of these businesses based on the terms of the definitive agreements to sell these businesses, a $38 million pre-tax credit ($23 million after taxes) for refunds received from the Canadian government of duties paid by the Company’s Weldwood of Canada Limited business, a pre-tax charge of $3 million ($2 million after taxes) for adjustments of prior discontinued operations estimates, and the quarterly operating results of the Company’s kraft papers, wood products and beverage packaging businesses.

International Paper Company

Reconciliation of Earnings Before

Special Items to Net Earnings

(In millions except for per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31,
	2007	2006	2006
Earnings Before Special Items	$203	$58	$216
Restructuring and other charges	(11)	(27)	(69)
Insurance recoveries	—	12	—
Reversals of reserves no longer required	—	—	3
Net losses on sales and impairments of businesses	264	(1,252)	(84)
Forestland sales	—	—	2,740
Impairment of goodwill	—	—	(759)
Interest Income	1	—	4
Income tax adjustments	—	(3)	(4)

Earnings (Loss) Per Common Share from
Continuing Operations	457	(1,212)	2,047
Discontinued operations	(23)	(24)	(68)

Net Earnings (Loss) as Reported	$434	$(1,236)	$1,979

	Three Months Ended March 31,		Three Months Ended December 31,
	2007	2006	2006
Diluted Earnings per Common Share
Earnings Per Share Before Special Items	$0.45	$0.12	$0.47
Restructuring and other charges	(0.02)	(0.06)	(0.15)
Insurance recoveries	—	0.02	—
Reversals of reserves no longer required	—	—	—
Net losses on sales and impairments of businesses	0.59	(2.57)	(0.18)
Forestland sales	—	—	6.07
Impairment of goodwill	—	—	(1.68)
Interest Income	—	—	—
Income tax adjustments	—	—	—

Earnings (Loss) Per Common Share from
Continuing Operations	1.02	(2.49)	4.53
Discontinued operations	(0.05)	(0.05)	(0.15)

Diluted Earnings (Loss) per Common Share	$0.97	$(2.54)	$4.38

Notes:

(1)	The company calculates Earnings Before Special Items by excluding the after-tax effect of the adoption of new accounting standards and items considered by management to be unusual from the net earning (loss) reported under U.S. generally accepted principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information along with net earnings (loss) provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) is the most directly comparable GAAP measure.
(2)	Diluted earnings per common share reflect the inclusion of contingently convertible securities in the computation.
(3)	Certain 2006 amounts have been revised to reflect the retrospective application of a change in accounting for planned major maintenance activities.

International Paper

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended March 31,		Three Months Ended December 31, 2006 (1)
	2007	2006 (1)
Printing Papers (2)	$1,540	$1,805	$1,475
Industrial Packaging	1,235	1,175	1,265
Consumer Packaging (2)	750	615	735
Distribution	1,675	1,650	1,715
Forest Products	85	235	190
Other Businesses (4)	135	225	225
Corporate and Inter-segment Sales	(203)	(179)	(281)

Net Sales	$5,217	$5,526	$5,324

Operating Profit by Industry Segment
	Three Months Ended March 31,		Three Months Ended December 31, 2006(1)
	2007	2006(1)
Printing Papers (2)	$231	$105	$63 (3)
Industrial Packaging	103	29	130
Consumer Packaging (2)	61	47	27
Distribution	29	27	31
Forest Products	100	190	162
Other Businesses (4)	6	13	12

Operating Profit	530	411	425

Interest expense, net	(61)	(149)	(80)
Minority interest (5)	5	3	3
Corporate items, net	(164)	(180)	(166)
Restructuring and other charges	(18)	(44)	(111)
Insurance recoveries	—	19	—
Gains on forestland sales	—	—	4,422
Impairments of goodwill	—	—	(759)
Net gains (losses) on sales and impairments of businesses	314	(1,283)	(21)
Reserve adjustments	—	—	5

Earnings (Loss) From Continuing Operations Before
Income Taxes and Minority Interest	$606	$(1,223)	$3,718

(1)	Prior-period information has been revised to reflect the retrospective application of a change in accounting for planned major maintenance activities.
(2)	Reflects the reclassification of the European coated paperboard business from Printing Papers to Consumer Packaging.
(3)	Includes a fourth-quarter charge of $128 million before taxes to write down the assets of the Saillat mill in France to its estimated fair value.
(4)	Includes Arizona Chemical, European Distribution and certain smaller businesses.
(5)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest for these subsidiaries is added here to present consolidated earnings before income taxes and minority interest.

International Paper

Sales Volume by Product (1) (2)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended March 31,		Three Months Ended December 31, 2006
	2007	2006
Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	982	1,026	954
Europe & Russia Uncoated Papers	376	379	383
Brazil Uncoated Papers	144	118	124
Asia Uncoated Papers	5	3	6

Uncoated Papers	1,507	1,526	1,467
Coated Papers	—	502	—
Market Pulp (3)	335	285	268
Packaging (In thousands of short tons)
Container of the Americas	882	901	895
European Container (Boxes)	307	321	328
Other Industrial and Consumer Packaging	131	146	124

Industrial and Consumer Packaging	1,320	1,368	1,347
Containerboard	392	496	431
Bleached Packaging Board	491	338	438	(4)
Coated Bristols	100	108	99
Saturated and Bleached Kraft Papers	53	60	36

(1)	Sales volumes include third party and inter-segment sales.
(2)	Sales volumes for divested businesses are included through the date of sale, except for discontinued operations.
(3)	Includes internal sales to mills.
(4)	Includes two months of sales for International Paper & Sun Cartonboard Co., Ltd. in which a 50% ownership interest was acquired in the fourth quarter of 2006.

INTERNATIONAL PAPER

CONSOLIDATED BALANCE SHEET

Preliminary and Unaudited

(In Millions)

	March 31, 2007	December 31, 2006
Assets

Current Assets
Cash and Temporary Investments	$2,390	$1,624
Accounts and Notes Receivable, Net	2,924	2,704
Inventories	2,009	1,909
Assets of Businesses Held for Sale	156	1,778
Deferred Income Tax Assets	512	490
Other	163	132

Total Current Assets	8,154	8,637

Plants, Properties and Equipment, Net	9,992	8,993
Forestlands	637	259
Investments	631	641
Goodwill	3,251	2,929
Assets Held for Exchange	—	1,324
Deferred Charges and Other Assets	1,171	1,251

Total Assets	$23,836	$24,034

Liabilities and Common Shareholders’ Equity

Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$542	$692
Liabilities of Businesses Held for Sale	31	333
Accounts Payable and Accrued Liabilities	3,334	3,616

Total Current Liabilities	3,907	4,641

Long-Term Debt	6,358	6,531
Deferred Income Taxes	3,284	2,233
Other Liabilities	2,152	2,453
Minority Interest	236	213

Common Shareholders’ Equity
Invested Capital	3,936	4,226
Retained Earnings	3,963	3,737

Total Common Shareholders’ Equity	7,899	7,963

Total Liabilities and Common Shareholders’ Equity	$23,836	$24,034